Exhibit 10.2

DigitalGlobe, Inc.

EXECUTIVE SUCCESS SHARING PLAN

Effective as of January 1, 2012

PART I. PLAN DESCRIPTION

A.	THE PLAN

1)	Purpose and Objectives. This document sets forth the DigitalGlobe, Inc. Executive Success Sharing Plan (the “Plan”) for the Company’s President and eligible, non-commissionable Vice Presidents (collectively “Executives”). A key component of the business strategy of DigitalGlobe, Inc. (the “Company”) is to provide incentives to attract and retain outstanding employees. The Plan is designed to recognize overall Company success, departmental and team contributions, as well as to reward individual contributions. With respect to equity awards hereunder, the Plan is a subplan of the DigitalGlobe, Inc. 2007 Employee Stock Option Plan (or any successor to such Plan).

2)	Participant Eligibility. An employee shall be eligible to participate in this Plan (and thus be a “Participant”) with respect to a fiscal year of the Company (a “Plan Year”) if the Company classifies the individual as (i) having been employed with the Company on or before October 1 of the Plan Year as a regular full-time non-commissionable Executive; and as (ii) continuously employed thereafter by the Company through the bonus payment date and as not having given notice of intent to terminate employment before the bonus payment date. Any employee who terminates employment with the Company or provides notice of intent to do so before bonus payments are made is not eligible to receive a bonus under the Plan.

(a)	Employees Hired Or Promoted During Plan Year. Employees who are hired or promoted to a Plan-eligible position, between January 1, and October 1 of the applicable Plan Year will be eligible for a prorated bonus for the duration of their Plan participation during such Plan Year. Employees hired, or non-Participant employees promoted, into an otherwise Plan-eligible position after October 1 of the Plan Year are not eligible to participate in the Plan. A Participant who is promoted from one bonus-eligible role to another between the beginning of the Plan Year and October 1 of the Plan Year will continue to be eligible for a target bonus opportunity hereunder based on his or her former and new target bonus opportunities (determined pursuant to Section I.B.2 below) prorated for such Plan Year.

(b)	Change in Employment Status. In certain situations, employment status may change mid-year from an otherwise eligible position to a non-eligible position (such as a transition from full-time to part-time, change in employment classification, leaves of absence, change to eligibility under another bonus plan, or otherwise). Under these circumstances, the employee will be eligible for a prorated bonus, prorated for the period of their Plan participation during the Plan Year, subject to the other conditions hereunder (including, without limitation, those specified in the last sentence of the introductory language of this Section I.A.2).

3)	Participant Ineligibility. No employee shall be eligible to receive a bonus under the Plan if (i) he or she is not employed in good standing by the Company on the bonus payment date, is not classified by the Company as an employee in its payroll records, or otherwise does not satisfy all of the foregoing eligibility requirements to be a Plan Participant; (ii) he or she has competed with the Company’s business during employment with the Company or made plans to compete with such business following termination of employment; or (iii) he or she has breached any agreement with or other obligation to the Company or any Company policy.

4)	Plan Termination or Amendment. The Plan will be in effect until such date as it may be terminated in the sole discretion of the Company. No notice of Plan termination is necessary. The Company also reserves the right to implement a new incentive bonus plan or renew this Plan for future periods. Any such action shall be approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), which shall consist solely of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company reserves the right to amend or discontinue this Plan at any time. The Plan may only be amended by resolution duly adopted by the Compensation Committee. Participation in this Plan is not a guarantee of receipt of any bonus or LTI Award hereunder, or of participation in future Company incentive plans.

5)	Employment Agreements. To the extent that a Participant is subject to an employment, severance protection or similar agreement that provides specific rules regarding the payment or vesting of annual bonuses or equity awards that are more favorable to the Participant than the rules specified herein, the employment, severance protection or similar agreement shall control in such circumstances.

6)	Discretionary Adjustments.

(a)	The provisions of Sections B and C below of this Part I are guidelines only. Notwithstanding those sections or any other provisions of this Plan, any bonus targets, percentages, awards, payment amounts or other bonus-related provisions (except for the deadline of March 15 of the year following the Plan Year for bonus payments, if any) may be modified at any time, in whole or in part, in the Company’s discretion (including without limitation by reducing target bonus percentages or bonus payments otherwise payable under the Plan), subject to the approval of the Compensation Committee (provided that no such adjustment shall cause any amount payable hereunder that is intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify).

(b)	The Compensation Committee may reduce the amount of any Participant’s bonus or award hereunder for such reasons as determined by the Compensation Committee in its sole discretion. However, the Committee may not increase any such bonus or award for any “covered employee” (within the meaning of Section 162(m) of the Code) to the extent that such increase would cause any portion of the award or bonus to fail to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.

B.	CASH BONUS AWARDS

1)	Bonus Award Composition and Performance Goals. The intent of the Plan is to motivate Participants to achieve specified goals of the Company by rewarding for annual Company performance, as well as for maintenance of positive growth trends in the Company’s business throughout the year, and (to the extent permitted by Section 162(m) of the Code) for individual performance.

No later than 90 days after the beginning of the applicable Plan Year, the Compensation Committee shall determine the Performance Goals, a Participant’s target bonus if such Performance Goals are satisfied, the maximum bonus potentially payable to the Participant, and the bonus payable to the Participant at each level of achievement of the Performance Goals. The Performance Goals shall be specified by the Compensation Committee by reference to one or more of the following objectively determinable factors, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary, division, or profit center, either individually, alternatively or in any combination, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as selected by the Compensation Committee: (i) net earnings or earnings per share (including earnings before interest, taxes, depreciation and/or amortization and other generally accepted measures of earnings), (ii) income, net income or operating income, (iii) revenues, (iv) net sales, (v) return on sales, (vi) return on equity, (vii) return on capital (including return on total capital or return on invested capital), (viii) return on assets or net assets, (ix) economic value added measurements, (x) return on invested capital, (xi) return on operating revenue, (xii) cash flow (before or after dividends), (xiii) stock price, (xiv) market capitalization, (xv) economic value added, (xvi) debt leverage (debt to capital), (xvii) operating profit or net operating profit, (xviii) operating margin or profit margin, (xix) cash from operations, (xx) market share, (xxi) product development or release schedules, (xxii) new product innovation, (xxiii) cost management, (xxiv) customer service, or (xxiv) for individuals who are not “covered employees” within the meaning of Section 162(m) of the Code, such other Performance Goals as determined by the Compensation Committee.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee (i) will appropriately adjust any evaluation of performance under any Performance Goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (ii) may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law or other such laws or provisions affecting reported results, and (d) accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by the Company.

The bonus for each eligible Participant for a Plan Year or part thereof shall be determined on the basis of the target bonus, Performance Goals and other criteria established by the Compensation Committee pursuant hereto. The Compensation Committee shall determine, and shall certify in writing prior to payment of any bonus, that the actual performance for the Plan Year or part thereof satisfied the Performance Goals established by the Compensation Committee for the period. Approved minutes of the Committee shall constitute sufficient written certification for this purpose.

2)	Partial Year Eligibility. All potential payout amounts in the table above are based on the assumption that an employee was employed with DigitalGlobe on or preceding January 1, of the Plan Year and was a Participant as of that date. Bonus calculations for employees hired after January 1 of the Plan Year, or who otherwise become Participants after that date, or who cease being Participants at some point during the Plan Year after January 1 of such Plan Year, will be reflective of the Base Salary earnings for the applicable duration of employment in the Plan Year during which the employee is a Participant.

3)	Bonus Payment. Any bonus that becomes payable under this Plan to a Participant will be paid no later than March 15 of the year following the Plan Year to which the bonus relates.

C.	LONG TERM INCENTIVES

In addition to the cash bonus provided for above, Participants in this Plan are eligible for Long Term Incentive awards (“LTI Awards”). While the granting, amount (if any) and other terms and conditions of LTI Awards remain discretionary, the Company’s general intent is as follows:

1)	Scope. The Company’s present intention is to make an LTI Award following a Plan Year to each Participant who, in the Company’s judgment, achieves satisfactory overall performance during such Plan Year.

2)	Annual Target Value and Composition. The value of any Participant’s LTI Award target depends on his or her target award determined by the Compensation Committee in its discretion and will be communicated separately to such Participant. The mix of the allocation of awards hereunder between cash and equity awards shall be determined by the Compensation Committee in its discretion. The Company reserves the right in its discretion to grant other values, forms or compositions of LTI Awards. Any LTI Award granted to a given Participant pursuant to some other plan or program of the Company will also be governed by the terms and conditions of such plan or program (including without limitation, as applicable, the DigitalGlobe, Inc. 2007 Employee Stock Option Plan) and any applicable award agreement or notice, each as in effect or amended from time to time in the Company’s discretion (collectively, the “Award Documentation”). All LTI Awards are subject to approval by the Compensation Committee. The granting of an LTI Award hereunder to any given Participant does not entitle any other Participant(s) to an LTI Award, regardless of whether such other Participant(s) receive any cash bonus under this Plan.

3)	Grant Date. Any LTI Award that the Company elects to grant to a given Participant under this Plan for a Plan Year will be granted at such time as determined by the Committee, but in general no later than March 15 of the year following the Plan Year to which the LTI Award relates.

4)	Vesting. Unless otherwise determined by the Compensation Committee in its discretion, any LTI Award granted hereunder shall be eligible to vest in four equal successive increments on each of the first four successive annual anniversaries of the grant date of the award (i.e., 25% will be eligible to vest on the first anniversary of the grant date, and another 25% on each of the second, third and fourth anniversaries of the grant date). Unless otherwise stated in the Award Documentation for a given LTI Award, a Participant must be actively employed on a given vesting date in order to be eligible for his or her LTI Award (or any applicable portion thereof) to vest, and any unvested LTI Award (or portion thereof) as of a Participant’s separation from employment shall be null and void. Other terms and conditions of the LTI Award, such as any provisions for accelerated vesting (if any) upon certain instances of separation from employment or other circumstances, shall be set forth in the applicable Award Documentation for such LTI Award.

5)	Performance Share Units. In addition to the normal LTI awards granted above, Compensation Committee may also grant Performance Share Units (PSUs) with respect to all or a portion of the annual LTI Award value. These PSUs are equivalent in value to one (1) share of common stock, will vest over a 3-year performance period, and can increase or decrease in value based on achievement against the predetermined Performance Goals established by the Compensation Committee. The procedural rules with respect to the establishment, adjustment and certification of the achievement of Performance Goals hereunder shall be the same as those with respect to cash bonuses outlined above.

PART II. MISCELLANEOUS

A.	PLAN ADMINISTRATION

The Compensation Committee is responsible for the administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Compensation Committee may in its discretion, at any time and from time to time, delegate any and all of its authority and responsibilities under the Plan to such person(s) or committee(s) as the Compensation Committee may designate, and may terminate or change any such delegation made, in whole or in part, at any time and from time to time. The Compensation Committee and its delegates shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. All determinations of the Compensation Committee or its delegate shall be binding on all persons if taken in good faith.

B.	ENTIRE STATEMENT

The Plan, including all documentation referred to herein, is a complete and exclusive statement of the Plan’s terms. This Plan supersedes all prior communications, oral or written, concerning this subject matter. Any provision of the Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

C.	NO EMPLOYMENT AGREEMENT

This Plan is not to be construed as an employment agreement and in no way limits the right of the Company to terminate the employment of any Participant at any time, with or without cause or advance notice. Each Participant’s employment with the Company is, and continues to be, “at-will” with either party having the right to terminate the employment relationship at any time, with or without cause or advance notice. By participating in the Plan, each Participant acknowledges his or her at-will employment status and that such at-will status only may be changed by a written agreement signed by the Participant and the Company’s CEO. Except to the extent governed by federal law, the Plan is governed by the laws of the State of Colorado, excluding choice of law principles.

D.	ISSUE RESOLUTION

In the event that there is a dispute between the Company and a Participant arising under or relating to this Plan, including but not limited to any dispute over any compensation alleged to be due, further including, but not limited to, disputes concerning the Participant’s bonus or LTI Award (or lack thereof), the Participant will promptly bring such dispute to the attention of the

Company’s General Counsel or VP Human Resources. The Participant and the Company shall use their commercially reasonable efforts to resolve any such dispute on an informal basis. In the event the dispute cannot be resolved informally, the Participant and the Company agree to resolve the dispute exclusively through binding arbitration in Longmont, Colorado (or in such other place to which the parties agree) before a single arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (as in effect or amended from time to time), except as set forth below, and in accordance with the laws of the State of Colorado. Each party will pay their own costs associated with such arbitration, including, but not limited to, cost of legal counsel. The arbitrator shall have no power to modify the provisions of this Plan, or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in Denver, Colorado or that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. The arbitrator’s decision or award shall be final and binding, and judgment thereupon may be entered in any Colorado or other court having jurisdiction thereof. Notwithstanding the foregoing: (i) either party may in such party’s respective discretion seek temporary or preliminary injunctive relief in any court of competent jurisdiction in order to preserve the status quo or avoid irreparable harm pending arbitration; and (ii) if and to the extent required by Section 8116 of the 2010 Department of Defense Appropriations Act, Pub. L. No. 111-118, 123 Stat. 2409 (2009), the provisions of this Section II.D shall not apply to or be enforced by the Company with respect to any claim by a Participant under Title VII of the Civil Rights Act of 1964, as amended, or any tort claim by a Participant related to or arising out of sexual assault or harassment, including all such claims for assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention.

E.	TAX WITHHOLDING

The Company may withhold from any payments made under this Plan all applicable taxes and other withholdings including, but not limited to, Federal, state and local income, employment and social insurance taxes, as it determines are required or permitted by law. All amounts paid to Participants under this Plan will be treated as compensation, and each Participant agrees to such treatment by accepting a payment under the Plan. The Company cannot guarantee the tax treatment of any payments under the Plan and each Participant agrees that he or she, and not the Company, shall be liable for any excise taxes, penalties, or interest imposed on the Participant.

F.	SECTION 409A

This Plan is not intended to provide “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), and shall be administered and interpreted in accordance with such intent. The payment(s), if any, made under this Plan to any Participant are intended to be exempt from Section 409A to the maximum extent possible as short-term deferrals pursuant to Treasury regulation section 1.409A-1(b)(4). Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant due to any noncompliance with Section 409A.

G.	SOURCE OF PLAN ASSETS

The Plan shall be unfunded. Payments under the Plan shall be made from the general assets of the Company. To the extent any Participants have any right to payments under the Plan, such Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company or any of its affiliates in connection with the Participant’s participation in the Plan.